Exhibit 99.1 News Release
Contacts: Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

Dennis C. Cuneo Named to AK Steel’s Board of Directors

WEST CHESTER, OH, January 21, 2008 — AK Steel (NYSE: AKS) said today that Dennis C. Cuneo has been elected to its board of directors, effective January 21, 2008.  Mr. Cuneo is an attorney with the law firm Arent Fox in Washington, D.C, and was formerly senior vice president for Toyota Motor North America in New York.
“Dennis Cuneo brings a strong manufacturing and varied business background to AK Steel’s board of directors,” said James L. Wainscott, chairman, president and CEO of AK Steel.  “He is a tremendous addition to our board of directors.”
Mr. Cuneo’s Toyota career spanned more than 22 years, during which he was responsible for legal affairs, administration, public relations, investor relations, advertising, government relations, philanthropy, planning, research and Toyota’s Latin America Group.  As one of Toyota’s earliest American executives, he was instrumental in the launch of the company’s first assembly plant in the United States, and led Toyota’s site selection team for North America for nearly 10 years.  He was also a member of the start-up team for Toyota’s North American manufacturing headquarters in Erlanger, Kentucky.  In 2006, Mr. Cuneo was named as one of the top “100 Men Impacting Supplier Diversity” by Minority Business News USA magazine.
Mr. Cuneo holds a Bachelor of Science degree from Gannon College, an MBA from Kent State University and a JD degree from Loyola University.  He was also awarded an honorary doctorate from Rose Hulman Institute of Technology.  Mr. Cuneo was previously the chairman of the Federal Reserve branch in Cincinnati, held gubernatorial appointments in California and Kentucky and was an attorney in the Antitrust Division of the U.S. Department of Justice. He is a former member of the executive committee, and chair of the human resources group of the National Association of Manufacturers.  He is currently a board member of Loyola University, Visiting Committee of the Physical Sciences Division of the University of Chicago and the National Stock Exchange.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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